Exhibit 10.102

RETIREMENT RESTORATION PLAN OF CONSOL ENERGY INC.

AS AMENDED AND RESTATED EFFECTIVE DECEMBER 5, 2006

Section I. Introduction and Purpose

A.	Introduction. The Retirement Restoration Plan of CONSOL Energy Inc. (“CONSOL”), amended and restated effective December 5, 2006 (the “Plan”), is an unfunded deferred compensation plan for the benefit of a select group of management or highly compensated employees. Therefore, it is intended that the Plan will be exempt from Parts 2, 3, and 4 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan is frozen as of December 31, 2006.

B.	Purpose.

1.	Retirement Restoration Benefit feature: The purpose of this feature of the Plan is to provide each member of the CONSOL Energy Inc. Employee Retirement Plan (“Retirement Plan”) all benefits otherwise payable in accordance with the terms thereof, but for the limitation on maximum benefits set forth in Section 3.1 of the Retirement Plan.

2.	Retirement Restoration Compensation feature: The purpose of this feature of the Plan is to provide each member of the Retirement Plan who was a participant in the Incentive Compensation Plan of Conoco Inc. under which awards were granted on and after January 1, 1981, and the Incentive Compensation Plan of E. I. du Pont de Nemours and Company, and the Incentive Compensation Plan of CONSOL Energy Inc. and such other Incentive Plan (“ICP Plan”) as may from time to time be in effect in substitution therefor and in which members of the Retirement Plan shall participate, all benefits to which the participant would be entitled compensation, as defined in the Retirement Plan, included the annual awards (or in the case of a member of the Retirement Plan who did not have an Hour of Service on or after April 1, 1995, one-half of such awards) granted to the member under the ICP Plan then in effect.

3.	Retirement Restoration Enhancement feature: The purpose of this feature of the Plan is to provide each member of the Retirement Plan who was not eligible for benefits under the Temporary Retirement/Termination Incentive Program due to salary grade and who is approved for retirement enhancement by the President and Chief Executive Officer of CONSOL Energy Inc. or a person to whom he delegates this authority, retirement benefits provided for in the Retirement Plan under the terms of the Temporary Retirement/Termination Incentive Program, but without the limitations on salary grade and election date.

Section II. Eligibility for Benefits and Amounts of Benefits

Eligibility in this Plan is limited to individuals who meet the definition of “Member” as set forth in Section 10A.12 of the Retirement Plan or “Active Member” as set forth in Section 11A.4 of the Retirement Plan. Notwithstanding anything to the contrary contained herein, no individual who became a “Member” as set forth in Section 11A.15 of the Retirement Plan as a result of the merger of the Rochester & Pittsburgh Coal Company Pension Plan into the Retirement Plan, effective December 31, 1998, shall be entitled to any benefit under this Plan if such individual was not an employee of CONSOL Energy Inc. on December 31, 1998.

A.	Retirement Restoration Benefit feature: All members of the Retirement Plan who would otherwise be entitled to benefits from the Retirement Plan in accordance with the terms thereof, but for the limitation on maximum benefits set forth in Section 3.1 of the Retirement Plan and the limitation on the amount of compensation taken into consideration set forth in Section 10A.6(e), 10E.2(a), 10E.2(f), 10G.2(d) and 11A.9 of the Retirement Plan, shall be paid such benefits under this feature.

B.	Retirement Restoration Compensation feature: All members of the Retirement Plan, who are entitled to benefits from the Retirement Plan in accordance with the terms thereof, shall be paid benefits under this feature in an amount equal to the amount of benefits which would have been paid to the members pursuant to Section 10 and/or Section 11, if applicable, of the Retirement Plan if compensation, as defined in Section 10A.6(a), included the annual awards (or in the case of a member of the Retirement Plan who did not have an Hour of Service on or after April 1, 1995, one-half of such award(s) granted to members on or after January 1, 1981, under the ICP Plan(s). Anything to the contrary notwithstanding, all members of the Retirement Plan who would otherwise be entitled to benefits from this Plan, pursuant to the preceding sentence, shall be paid such benefits only to the extent that compensation, as defined in Section 10A.6 of the Retirement Plan, does not include the annual awards (or in the case of a member of the Retirement Plan who did not have an Hour of Service on or after April 1, 1995, one-half of such awards) granted to members on or after January 1, 1981, under the ICP Plan(s).

C.	Retirement Restoration Enhancement feature: Each member of the Retirement Plan, who was not eligible for benefits under the Temporary Retirement/Termination Incentive Program due to salary grade and who is approved for Retirement Enhancement by the President and Chief Executive Officer of CONSOL Energy Inc. or a person to whom he delegates this authority, shall be paid benefits under this feature that would have been paid pursuant to the Retirement Plan, the Retirement Restoration Benefit feature of this Plan, and the Retirement Restoration Compensation feature of this Plan, enhanced under the terms of the Temporary Retirement/Termination Incentive Program, but without the limitations on salary grade and election date, less any benefit payable under the Retirement Plan, the Retirement Restoration Benefit feature of this Plan, and the Retirement Restoration Compensation feature of this Plan.

D.	Notwithstanding anything in this Plan to the contrary, no Member that is employed by CNX Gas Corporation or any of its subsidiaries will be eligible to accrue benefits hereunder after December 31, 2005. Compensation and service after such date will not be counted for purposes of this Plan. The amount of the benefit will be calculated on the freeze date with reference to the amount of benefits under the Qualified Plan on the freeze date.

E.	Notwithstanding anything in this Plan to contrary, no person will become a Member in the Plan after December 31, 2006. In addition, no benefits will accrue to any former or existing Member after December 31, 2006. Compensation and service after such date will not be counted for purposes of this Plan. The amount of the benefit will be calculated on the freeze date with reference to the amount of benefits under the Qualified Plan on the freeze date.

Section III. Payment of Benefits

A.	This Plan shall be an unfunded Plan, and payments of benefits pursuant to this Plan shall be made from the general assets of CONSOL Energy Inc.

B.	Benefits paid under this Plan to a participant or designated beneficiary shall be paid in the form of a single life annuity, or in any of the forms detailed in Section 10D.3(a) or 10D.3(b) of the Retirement Plan in an amount actuarially equivalent to such single life annuity. The receipt of benefits may be deferred in accordance with procedures established by the Retirement Board. Elections regarding the form and payment of benefits shall be made independent of any election under the Retirement Plan and in such manner and at such time as the Retirement Board prescribes.

C.	A participant’s benefits under this Plan shall be determined as of the termination of the participant’s employment with CONSOL Energy Inc.

D.	Benefits payable under this Plan shall begin to be paid within a reasonable time after the amount of a participant’s benefits pursuant to this Plan has been established. Notwithstanding the preceding sentence, participants who retire pursuant to Section 10E.4(b)(iii) of the Retirement Plan, even if Section 10D.8A were applicable to such participants, cannot begin to receive the benefits payable under this Plan until the end of the first calendar month following age 50.

E.	Notwithstanding the foregoing, in order to comply with Code Section 409A, all distributions of benefits accrued and vested under this Plan as of December 31, 2006 will be paid as a lump sum. Benefits will be paid not later than 30 days following the later to occur of: (i) the end of the month following the month in which the Member turns age 50, or (ii) the end of the month following the month in which the Member incurs a separation from service. The benefit will be calculated and actuarially reduced, as necessary (using assumptions specified in the Qualified Plan), based on the Member’s benefit being initially expressed as a single life annuity payable commencing on the Member’s Normal Retirement Date.

F.	Special Election. A Member whose benefit was frozen under section II.D. above (because of employment with CNX Gas Corporation) will be eligible for a special one time distribution election. These Members may elect to have their accrued benefits under this Plan (calculated as of January 1, 2007) paid to them as a lump sum after January 1, 2007 but in no event later than March 1, 2007 (subject to actuarial reduction). Any such election must be made no later than December 31, 2006. The election must be made in writing and on a form prepared by and satisfactory to CONSOL, which will contain an acknowledgement that the lump sum constitutes the entire amount of benefit payable under or with respect to the Plan and any other deferred compensation arrangement sponsored by CONSOL.

G.	Any payment under this Plan will be further subject to the provisions of Section 3.1(c) of the CONSOL Energy Inc. Supplemental Retirement Plan, which sets forth restrictions on Specified Employees as set forth in such section in order to comply with Code Section 409A.

Section IV. Beneficiaries

A.	Beneficiaries under this Plan shall be named in accordance with procedures adopted by the Retirement Board.

B.	Notwithstanding anything to the contrary contained herein or in the Retirement Plan, a participant or beneficiary who is awaiting payment pursuant to a lump-sum election may, until death, change the beneficiary designated to receive benefits under this Plan.

C.	In no event shall any change in beneficiary pursuant to Section 5(b) affect the amount of benefits payable under this Plan.

Section V. Administration

A.	The Plan shall be administered by the Retirement Board as defined in Section 1.17 of the Retirement Plan.

B.	The Retirement Board shall have the power to interpret the Plan, establish rules for the administration of the Plan, and make all other determinations necessary or desirable for the Plan’s administration.

C.	The decision of the Retirement Board on any question concerning or involving the interpretation or administration of the Plan shall be final and conclusive.

Section VI. Claims Procedures.

A.	A member or beneficiary may claim any benefit to which he or she is entitled under this Plan by a written notice to the Retirement Board. If a claim is denied, it must be denied within 90 calendar days after receipt of the claim and shall be and be contained in a written notice. If additional time is needed to process the claim, the Retirement Board shall provide the member with notice of the extension prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Retirement Board expects to make the benefit determination. Any notice of a denial of benefits shall advise the member of the specific reason or reasons for the denial, the specific provisions of the Plan on which the denial is based, any additional material or information necessary for the member or beneficiary to perfect his or her claim and an explanation of why such material or information is necessary, and the steps which the member must take to have his claim for benefit reviewed.

In the event of a denial or partial denial of such claim, the member or beneficiary may file a written request for a full and fair review of his or her claim by the Retirement Board and submit a written statement regarding issues relative to his or her claim. Such written request for review of his or her claim must be filed with the Retirement Board within sixty (60) calendar days after written notice of the denial or partial denial is received by the member.

Within sixty (60) calendar days following receipt of such review request, the Retirement Board will provide the member or beneficiary with a written notice of its decision after a full and fair hearing of the issue. Such written notice shall set forth the specific reasons and specific Plan provisions on which it based its decision. If additional time is needed to process the claim review, the Retirement Board shall provide the member or beneficiary with notice of the extension prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Retirement Board expects to make the benefit determination.

Within sixty (60) calendar days following receipt of such review request, the Retirement Board will provide the member or beneficiary with a written notice of its decision after a full and fair hearing of the issue. Such written notice shall set forth the specific reasons and specific Plan provisions on which it based its decision. If additional time is needed to process the claim review, the Retirement Board shall provide the member or beneficiary with notice of the extension prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Retirement Board expects to make the benefit determination.

All notices by the Retirement Board denying a claim for benefits and all decisions on requests for a review of the denial of a claim for benefits, shall be written in a manner calculated to be understood by the member or beneficiary filing the claim or requesting the review.

In the event of a denial or partial denial of a member’s or beneficiaries claim upon review, the member beneficiary may commence civil action under ERISA section 502(a) within one hundred and eighty (180) calendar days after written notice of the denial or partial denial is received by the member or beneficiary. If such member or beneficiary falls to bring civil action within the aforementioned one hundred and eighty (180) calendar days, he shall be foreclosed from commencing any civil action at any future date.

Section VII. Amendment, Suspension, Termination

A.	The Compensation Committee of the Board of Directors of CONSOL Energy Inc. may, at any time, amend, suspend, or terminate this Plan.

B.	The Compensation Committee of the Board of Directors of CONSOL Energy Inc. may, at any time, delegate its authority to amend, suspend or terminate the Plan to such officers of CONSOL Energy Inc. as determined by the Compensation Committee

Section VIII. Miscellaneous

A.	The Plan is not a contract of employment, and shall not be construed to confer on any member the right to be retained in the employ of CONSOL Energy Inc.

B.	CONSOL Energy Inc. shall have the right to deduct from cash payments to be made under the Plan any required withholding taxes.

C.	The Plan shall be governed by the laws of the Commonwealth of Pennsylvania.

D.	This document and any amendments contain all of the terms and provisions of the entire Plan. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the invalid or illegal provision had never been inserted. CONSOL Energy Inc. shall have the right to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.

E.

Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Plan shall be administered, interpreted and construed in a manner intended to comply with Section 409A, the regulations issued thereunder or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed). Notwithstanding the foregoing or any provision of the Plan to the contrary, CONSOL may at any time (without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary or advisable to conform the provisions of the Plan with Section 409A of the Code, the regulations issued thereunder or an exception thereto, regardless of whether such modification, amendment or termination of this Plan shall adversely affect the rights of a Participant under the Plan.